Exhibit 99.1

[Smithfield Logo]

FOR IMMEDIATE RELEASE

Smithfield Foods Reports Improved First Quarter Earnings

Smithfield, Virginia—(August 21, 2003)—Smithfield Foods, Inc. (NYSE: SFD) today announced that earnings for the first quarter of fiscal 2004 were $22.1 million, or $.20 per diluted share, versus $11.8 million, or $.11 per diluted share, a year ago.

Following are the company’s sales and operating profit by segment:

	13 Weeks Ended
(in millions)	July 27, 2003	July 28, 2002
Sales
Pork	$1,158.5	$1,054.9
Beef	605.4	559.0
International	373.8	322.8
Hog Production	335.8	273.8

	2,473.4	2,210.5
Intersegment	(267.2)	(209.8)

Total Sales	$2,206.2	$2,000.7

Operating Profit
Pork	$(20.1)	$3.6
Beef	32.0	21.9
International	7.6	13.7
Hog Production	58.1	18.9
Corporate	(14.8)	(14.9)

Total Operating Profit	$62.6	$43.2

The improved results were due to sharply higher earnings in hog production as a result of a 22 percent increase in domestic average live hog market prices, partially offset by increased grain costs, compared to the same quarter last year.

The increase in live hog prices moderated significantly during the quarter due to higher shipments of live hogs from Canada into the United States. Prior to the first quarter, live hog prices had been depressed in the U.S., and generally below break-even, for nearly a year. During the quarter, higher shipments of live hogs from Canada resulted from lower Canadian live cattle prices following the report of a single case of bovine spongiform encephalopathy (BSE) in that country in May. The U.S. Department of Agriculture imposed a ban on the importation of ruminants and ruminant products from Canada, including beef, cattle and animal feed in response to the report. This sharply lower cattle market in Canada triggered a decline in demand for pork and an increase in live hog and fresh pork exports to the U.S., where prices were higher.

The environment for fresh pork continued to remain very poor throughout the first quarter. The summer months and the company’s first fiscal quarter are historically the weakest period for fresh pork. The impact of rising hog costs, combined with an influx of Canadian fresh pork, further pressured fresh pork margins and contributed to the disappointing results. Average unit selling prices for fresh pork and processed meats rose only about one-half as much as the increase in the cost of hogs. Fresh pork volume declined five percent compared to the same quarter a year ago.

Processed meats volume grew more than five percent, although at lower margins than last year’s first quarter. Hot dogs, dry and pre-cooked sausage, pre-cooked meat entrees and pre-cooked ribs grew volume at double-digit rates.

Beef operations continued to experience strong margins in spite of higher cattle costs. Beef demand remained at high levels in the face of record high prices. International results were below those of last year as a result of lower earnings in Canada and Poland.

“The quarter was difficult for Smithfield and the industry as factors beyond our control altered the otherwise improving environment,” said Joseph W. Luter, III, chairman and chief executive officer. “The hog breeding herd in the United States is at a record low, production of all proteins should be lower in calendar 2003 and frozen inventories of all proteins continue to trend downward and are approaching normalized levels. All of the fundamentals for a healthy protein complex are in place, except for rising imports of hogs and fresh pork from Canada,” he said.

Mr. Luter noted that U.S. live hog and fresh pork prices have been depressed by this external event. The recent partial lifting of the Canadian beef ban should slow Canadian hog exports in the future, he said.

Mr. Luter stated that he expects market conditions for pork processing to improve over time. “Seasonally, our fresh pork operations should recover in the fall. Meanwhile, our processed meats and beef operations remain strong . We believe that earnings in fiscal 2004 will be well above those of 2003,” Mr. Luter said.

With annualized sales of $8 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, livestock disease, food safety, product pricing, the competitive environment and related market conditions, ability to make and successfully integrate acquisitions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

CONSOLIDATED STATEMENTS OF INCOME

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

	13 Weeks Ended
(In millions, except per share data)	July 27, 2003	July 28, 2002
Sales	$2,206.2	$2,000.7
Cost of sales	2,000.7	1,813.0

Gross profit	205.5	187.7

Selling, general and administrative expenses	142.9	144.5
Interest expense	29.2	24.9

Income before income taxes	33.4	18.3

Income taxes	11.3	6.5

Net income	$22.1	$11.8

Net income per common share:
Basic	$.20	$.11
Diluted	$.20	$.11

Average common shares outstanding:
Basic	109.5	110.0
Diluted	110.8	111.6

Note: Depreciation expense for the prior year has been reclassified into cost of sales and selling, general and administrative expenses, as appropriate.

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